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                                                                    EXHIBIT 10.6

                              PLACEMENT AGREEMENT

          This Agreement is entered into as of February 10th, 1997, by and between INCO HOMES CORPORATION, a Delaware corporation ("Inco"), and USA COMMERCIAL MORTGAGE COMPANY, a Nevada corporation ("USA"), with reference to the following facts:

                                    RECITALS

          A. USA, in association with Griess & Associates, Inc., Warren D. Griess, broker ("Griess"), has arranged for Inco, a loan (the "Loan") with a Note Amount of $2,050,000.00 from certain individual lenders (collectively, "Lender").

          B. In connection with such loan, Inco has agreed to pay a fee in the total amount of $205,000.00 (the "Loan Fee") to USA. In addition, Inco has agreed to pay to USA an additional fee in the amount of $280,000.00, payable at the rate of $2,000.00 per Lot for each Lot sold on the Property which secures the Loan (the "Additional Fee").

          C. Parties hereto wish to agree as to the terms and conditions for the payment of the Loan Fee and the Additional Fee.

          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Inco and USA hereby agree as follows:

          1.  Payment of Loan Fee.  As of January 14, 1997, Inco has paid
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$41,000.00 to USA as a portion of the Loan Fee (the "Initial Payment").  Inco shall pay the remainder of the Loan Fee in full on the date the Loan is funded. All fees and commissions of Griess shall be paid in full by Inco, and Inco shall hold USA harmless from any claim for such fees or commissions.

          2.  Payment of the Additional Fee.  The total Additional Fee payable
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by Inco to USA shall equal $280,000.00.  On the date the Loan is funded, Inco shall execute a promissory note in the amount of $280,000.00 payable to USA (the "Fee Note"). Said note shall have a term of twenty-four (24) months from the date the Loan is funded (the "Maturity Date") and shall bear no interest if it is paid in full by its maturity date. Inco shall pay the Additional Fee, in increments of $2,000.00 per Lot, from the sales proceeds for each Lot sold on the Property which secures the Loan. Disbursement of said amounts shall be made monthly by the Disbursement Agent from the Net Sales Proceeds paid to the Control Account. If the Loan is paid in full prior to the maturity date of the Fee Note, then the Fee Note shall remain due and payable in accordance with its terms. From and after the Maturity Date, the outstanding balance of the Fee Note shall bear interest at the rate of ten percent (10%) per annum until it is paid in full. Capitalized terms used herein and not otherwise defined herein are

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used with the meanings given them in the Loan Agreement between Inco and the
Lenders regarding the Loan.

          3.  Inco's Liability for Loan Fee.  The Initial Payment is deemed to
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be fully earned upon receipt.  The Initial Payment shall only be refundable to
Inco in the event USA fails to fund the loan proceeds. If the Loan is not closed by February 3, 1997, the commitment to lend shall expire and USA may retain the Initial Payment without any further obligation to fund the Loan.

          4.  Funding of Loan; Commencement of Interest Accrual.  USA shall
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place the Loan funds into the loan closing escrow at National Bank of Southern
California prior to the anticipated Loan closing date. Interest shall begin accruing on said funds, at the rate set forth in the promissory note evidencing the Loan, on the date such funds are deposited into the escrow.

          5.  Attorneys' Fees.  Inco shall pay the fees and costs of Lenders'
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attorney(s) incurred in the investigation, negotiation and documentation of the
Loan. Said fees and costs shall not exceed $7,500.00. Inco has paid a portion of those fees and costs in the amount of $2,500.00 which is deemed to be fully earned and non-refundable.

          6.  Miscellaneous.
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              (a) This Agreement shall be governed by the laws of the State of
Nevada.

              (b)  Time is of the essence of this Agreement.

              (c) The parties hereto agree to execute and deliver such additional documents or instruments as they may be reasonably necessary to effectuate the terms and conditions of this Agreement.

              (d) In the event of any dispute hereunder or in any action for the enforcement of this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party its attorneys' fees and costs of suit.

              (e) This Agreement shall inure to the benefit of the parties hereto and their respective heirs, successors and signs.

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              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Inco:                        USA:

Inco Homes Corporation,      USA Commercial Mortgage Company,
a Delaware corporation       a Nevada Corporation


By: /s/ IRA C. NORRIS            By: /s/ THOMAS HANTGES
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    Ira C. Norris                    Thomas Hantges, President

Its: President
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